Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Tortoise Energy Independence Fund, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: October 5, 2020

Christopher M. Brown

Aristides Capital LLC

Aristides Fund QP, LP

Aristides Fund LP

By:	/s/ Christopher M. Brown

Christopher M. Brown, for himself

and as the Managing Member of the

General Partner (for itself and on

behalf of each of the Funds)